Exhibit 23(b)


                          INDEPENDENT AUDITORS' CONSENT


We consent to the incorporation by reference in the registration statements No. 33-33520 on Form S-8, No. 33-5134 on Form S-3, No. 33-38349 on Form S-3, No.
333-69237 on Form S-3, No. 333-70679 on Form S-8, No. 333-89685 on Form S-8, No.
333-49920 on Form S-3, No. 333-47910 on Form S-3, No. 333-48164 on Form S-8 and
No. 333-52328 on Form S-8 of Progress Energy, Inc. (formerly Carolina Power & Light Company), of our report dated February 15, 2001, relating to the consolidated balance sheet and schedule of capitalization of Florida Progress Corporation as of December 31, 2000, which report appears in the December 31, 2000 annual report on Form 10-K of Progress Energy, Inc.


/s/ KPMG LLP
KPMG LLP
St. Petersburg, Florida
March 28, 2001